UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Definitive Consent Statement
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☑	Soliciting Material Pursuant to Section 240.14a-12
ANHEUSER-BUSCH COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)
INBEV S.A.

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)
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The following documents are posted on the website globalbeerleader.com:

Posted to www.globalbeerleader.com
A MESSAGE FOR ANHEUSER-BUSCH EMPLOYEES:
InBev and Anheuser-Busch are combining to create the global leader in the beer industry and one of the world’s top five consumer products companies.
Let us highlight a few of the many reasons why we are so excited about this combination and the opportunities it will bring to the employees, consumers, wholesalers, business partners and shareholders of both companies and the communities we serve.
1)	Global market leadership – Together, Anheuser-Busch and InBev will create the global leader in the beer industry and one of the world’s top five consumer products companies. Bringing together two industry champions with market leading brands will translate into significant top-line growth, which ultimately will lead to enhanced career opportunities for employees of both companies. The combined company will have a physical presence in more than thirty markets and will be a stronger and more competitive player in the global and U.S. beer industry.

2)	Enhanced diversity of geographic footprint – The combined company will benefit from having a more diversified and balanced geographic footprint, with leadership positions in developed beer markets such as the U.S. and Canada and high growth, developing markets such as China and Brazil. This diversity lends itself to an ideal balance of growth and stability.

Given the very limited overlap between the Anheuser-Busch and InBev businesses and the efficiency of the Anheuser-Busch brewery footprint in the U.S., all U.S. breweries will remain open. In addition, St. Louis will become the headquarters of the combined company’s North American region and the global home of the flagship Budweiser brand.

3)	Strengthening our world-leading brands – The combination of Anheuser-Busch and InBev will bring together a portfolio of global leading brands, including Stella Artois, Beck’s, and Budweiser. Our successful collaboration in Canada, South Korea and more recently, the U.S., gives us confidence that we will achieve more together than would be possible apart.

We see significant opportunities to internationalize Budweiser by leveraging our expansive international footprint and bringing the brand to new consumers around the world. InBev currently produces Budweiser for Anheuser-Busch in Canada and we have a track record with respect to quality and growth. Under this arrangement, sales of the Anheuser-Busch brands in Canada have grown at an average annual growth rate of 7.2%, making it the number one beer brand in Canada.

Many Anheuser-Busch wholesalers have already added InBev’s European premium imports to their portfolio through our distribution agreement, and we believe there will be significant further growth potential for our brands in the U.S. through a combination with Anheuser-Busch.

4)	Bringing together best practices and common values – While some may try to draw contrasts between our companies and our cultures, we believe we share many more similarities than differences. Both Anheuser-Busch and InBev come from long brewing traditions (in fact, InBev’s dates back to 1366); we are both dedicated to the highest quality of our products; and we are both fully committed to investing in, and growing our brands. In addition, we will bring together the best of both companies’ commitments to people, community and the environment into a global platform, a meaningful step forward in our goal of becoming the best beer company in a better world.
We also share a passion for our people. InBev is an internationally recognized employer of choice that prides itself on attracting, developing and retaining talented individuals from around the world. InBev is combining with Anheuser-Busch because we have tremendous admiration for its brands and business, and immense respect for the hard work and dedication of Anheuser-Busch’s employees.
We believe this compelling and extraordinary combination is the natural next step for both of our companies given the complementary nature of our businesses. InBev has a strong track record of successfully completing and integrating acquisitions, and we believe we can successfully work together to combine our two great companies in a way that benefits all key stakeholders.
The new company will be named Anheuser-Busch InBev to evoke Anheuser-Busch’s heritage and the strength of Anheuser-Busch’s iconic brands. As we already mentioned, St. Louis will become the headquarters for the North American region and the global home of the flagship Budweiser brand for the combined company. We understand how much Anheuser-Busch means to the St. Louis community, and with 40% of the combined company’s business based in the U.S., we believe that the only logical decision is to stay in St. Louis. InBev intends to build on Anheuser-Busch’s reputation as a high quality employer and a responsible corporate citizen and looks forward to participating as an active and important member of the St. Louis community.
In combining InBev and Anheuser-Busch, we will seek to draw on the complementary strengths, talent and rich histories of both companies. We will mutually share best practices around the world and build our management team and workforce to reflect the diversity of the markets in which we operate. We will count on the experience of Anheuser-Busch employees and your knowledge of the U.S. market to naturally complement InBev’s experience and knowledge of international markets. InBev has a strong reputation of working together with its employees across a variety of cultures and creating opportunities for employees regardless of nationality or geographic location.
We invite you to learn more about our combination, as well as about InBev and our brands, on this website. We will also keep this site up-to-date with all of our latest communications.
In summary, InBev is combining with Anheuser-Busch because we have tremendous admiration for its brands, its business and its employees. Together, we will create a stronger, more competitive, sustainable global company which will benefit all stakeholders and revolutionize the beer industry.
[END]

Posted to www.globalbeerleader.com
A MESSAGE FOR ANHEUSER-BUSCH WHOLESALERS:
We are combining with Anheuser-Busch to create the global leader in the beer industry and one of the world’s top five consumer products companies. We are extremely excited about the opportunities this combination will bring to both companies’ employees, consumers, wholesalers, business partners, shareholders and the communities we serve.
We are strong believers in the three tier system and have tremendous respect for you and the entire Anheuser-Busch wholesaler network. In fact, the strength of the U.S. distribution network and relationships with the wholesalers is an important part of the rationale for this transaction. Your knowledge of and experience with the U.S. market will play an integral role in the success of the combined company going forward. We believe that the U.S. is one of the most important markets in the brewing industry and will play a critical role in the future growth of Anheuser-Busch InBev.
The compelling combination of Anheuser-Busch and InBev is a natural next step for both companies given the complementary nature of our respective businesses and the successful distribution partnerships we already enjoy across the world.
Our track record of successful collaboration with Anheuser-Busch in the U.S., Canada and South Korea gives us confidence that, together, we can achieve more than would be possible apart. Since January 2007, many Anheuser-Busch wholesalers have been entrusted with InBev’s European premium import brands such as Stella Artois, Beck’s and Bass, which complement the existing portfolio of Anheuser-Busch brands. In Canada, our successful partnership with Anheuser-Busch spanning almost 30 years has resulted in Budweiser becoming the number one beer in Canada.
InBev has great admiration for the Budweiser brand. We will make it the combined company’s global flagship brand and will invest in Budweiser and other Anheuser-Busch brands to support their growth. InBev is also committed to maintaining the highest quality of its products and will ensure that the taste and quality of Anheuser-Busch brands remain unchanged.
We believe that an InBev/Anheuser-Busch combination will create a stronger competitor in the changing and more challenging landscape of the U.S. beer industry. We are very excited about the opportunities this combination will bring to Anheuser-Busch’s wholesalers, and look forward to working with you to grow both existing and new brands.
In terms of next steps, the transaction is subject to both InBev and Anheuser-Busch shareholder approvals and other customary regulatory approvals. In light of the limited overlap between the two companies’ businesses, the combination should not encounter any significant regulatory issues and is expected to be completed by the end of the year.
We strongly believe that the combination of InBev and Anheuser-Busch will create a stronger, more competitive, sustainable global company to the benefit of all stakeholders.
All the best,
Brito
Chief Executive Officer, InBev
[END]

Posted to www.globalbeerleader.com
InBev and Anheuser-Busch Agree to Combine,
Creating the Global Leader in Beer with Budweiser as
its Flagship Brand
InBev (Euronext: INB) and Anheuser-Busch (NYSE: BUD) today announced an agreement to combine the two companies, forming the world’s leading global brewer. Anheuser-Busch shareholders will receive $70 per share in cash, for an aggregate equity value of $52 billion, in an industry-transforming transaction. The combined company will be called Anheuser-Busch InBev. Both companies’ Boards of Directors have unanimously approved the transaction. InBev has committed financing for the purchase of all of Anheuser-Busch’s outstanding shares.
The combination of Anheuser-Busch and InBev will create the global leader in the beer industry and one of the world’s top five consumer products companies. On a pro-forma basis for 2007, the combined company would have generated global volumes of 460 million hectoliters, revenues of $36.4 billion (€26.6 billion) and EBITDA of $10.7 billion (€7.8 billion). Anheuser-Busch and InBev together believe that this transaction is in the best interests of both companies’ shareholders, consumers, employees, wholesalers, business partners and the communities they serve.
The company will make St. Louis, Missouri the headquarters for the North American region and the global home of the flagship Budweiser brand. With about 40% of the combined company’s revenues to be generated in the U.S., the company will draw on the collective expertise of Anheuser-Busch’s dedicated and experienced employees and its culture of quality. Given the limited geographical overlap between the two businesses and the efficiency of Anheuser-Busch’s brewery footprint in the United States, all of Anheuser-Busch’s U.S. breweries will remain open.
InBev CEO Carlos Brito will be chief executive officer of the combined company. The Board of Directors of the combined company will be comprised of the existing directors of the InBev Board, Anheuser-Busch President and CEO August Busch IV and one other current or former director from the Anheuser-Busch Board. In addition, the combined company’s management team will draw from key members of both InBev’s and Anheuser-Busch’s current leadership. Anheuser-Busch will become a wholly owned subsidiary of InBev upon the completion of this transaction.
The expanded company will be geographically diversified, with leading positions in the world’s top five markets – China, U.S., Russia, Brazil and Germany – and balanced exposure to developed and developing markets. A combination of Anheuser-Busch and InBev will result in significant growth opportunities from leveraging the companies’ combined brand portfolio, including the global flagship Budweiser brand and international market leaders such as Stella Artois and Beck’s, maximizing the combination’s unparalleled global distribution network and applying best practices across the new organization. Budweiser and Bud Light are the largest selling beers in the world, and the combined company will have an unmatched portfolio of imports, local premiums and local core brands.
Carlos Brito, CEO of InBev, said, “We are very pleased to announce this historic transaction today, bringing together two great companies that share a rich history of brewing traditions. We are extremely excited about the opportunities that this combination will create for consumers worldwide, as well as our shareholders, employees, business partners and wholesalers. Together, Anheuser-Busch and InBev will be able to accomplish much more than each can on its own. We have been successful business partners for quite some time, and this is the natural next step for us in an increasingly competitive global environment. This combination will create a stronger, more competitive global company with an unrivaled worldwide brand portfolio and distribution network, with great potential for growth all over the world.”
August Busch IV, Anheuser-Busch President and CEO, stated, “Today’s announcement brings new opportunities for Anheuser-Busch and its business, brands and employees. This agreement provides additional and certain value for Anheuser-Busch shareholders, while enhancing global market access for Budweiser, one of America’s true iconic brands. We will leverage our collective strengths to create a truly diversified, global company to sustain long-term growth and profitability. In the United States and Canada, both InBev and Anheuser-Busch have seen significant benefits from our existing relationship and we look forward to replicating this success in other parts of the world.”
To read the full press release, click here.
[END]

Posted to www.globalbeerleader.com
BRINGING THE “KING OF BEERS” TO NEW CONSUMERS
AROUND THE WORLD
The combination of InBev and Anheuser-Busch will bring together two companies with strong and proud brewing legacies to create the global leader in beer with an unmatched portfolio of brands.
InBev has tremendous respect for the rich history and proud heritage behind Anheuser-Busch and its iconic brands, and we are committed to retaining these brand values. In fact, the new company will be named Anheuser-Busch InBev to evoke this strong heritage and we will keep St. Louis as the headquarters of the combined company’s North American region and home of the flagship Budweiser brand.
InBev is committed to supplying consumers with the highest quality of products, as a company with a brewing tradition that dates back to 1366. InBev’s current brands include Stella Artois and Beck’s, together with more than 200 other wonderful local beer brands, and we have great respect for the heritage, taste and values of these brands.
As a consumer of Budweiser or other Anheuser-Busch products, you can be sure that you are going to get the same fresh beer, brewed at the same U.S. breweries, by the same brewers – exactly the way you have come to expect. All U.S. breweries will be maintained and indeed we plan on investing in the business.
Let me also assure you that Anheuser-Busch brands will continue to be available at the same affordable prices.
We deeply respect the Anheuser-Busch Company and its people and know the company well through our partnerships. For instance, we have been brewing, marketing and selling Budweiser for Anheuser-Busch in Canada almost 30 years and today it is the number one beer in the country.
We are extremely excited to grow the Budweiser brand and plan to unleash it globally and increase its availability in major markets. We want to introduce new consumers around the world to Budweiser so they too can taste and enjoy what you and millions of others have enjoyed for over 100 years.
[END]

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INBEV AND ANHEUSER-BUSCH AGREE TO COMBINE FOR $70 PER SHARE IN CASH

Companies

Ticker	Euronext: INB	NYSE: BUD

Description	InBev is the world’s leading brewer, with €14.4 billion of revenues in 2007. The company’s origins date back to 1366, and today, InBev is a true consumer-centric, sales driven company, managing a carefully segmented portfolio of more than 200 brands, holding the number one or number two position in over 20 key markets in 2007 – more than any other brewer. Headquartered in Leuven, Belgium, and with sales in over 130 countries, the company works through six operational zones: North America, Western Europe, Central and Eastern Europe, Asia Pacific, Latin America North, and Latin America South.	Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.5 percent share of U.S. beer sales. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in China brewer Tsingtao Brewery, whose namesake beer brand is the country’s best-selling premium beer.

	www.InBev.com	www.anheuser-busch.com

Employees	89,000		30,849

2007 Financial	Revenues:	€14.4 billion	Revenues:	$16.7 billion
Highlights	EBITDA:	€5.0 billion	EBITDA:	$3.9 billion
	Total Volume:	271 mhl	Total Volume:	189 mhl

Combined	Revenues:	€ 26.6 billion or $36.4 billion
Company, Pro- Forma 2007	EBITDA: Employees:	€7.8 billion or $10.7 billion 119,849
(before synergies)	Total Volume:	460 million hectoliters

Strategic Rationale	▪	Creates true global leader in beer with flagship brand Budweiser

	▪	Balanced footprint in developed and developing markets

	▪	Complementary portfolio of leading brands and unparalleled global distribution network

	▪	Significant value creation from economies of scale and industry leading best practices yielding cost synergies of $1.5 billion annually by 2011

	▪	Already successful relationship in Canada and the U.S.

	▪	Shared values and commitment to people, community and the environment

INBEV AND ANHEUSER-BUSCH AGREE TO COMBINE FOR $70 PER SHARE IN CASH

Commitments
Heritage
•	St. Louis, Missouri will become North American headquarters and global home of the flagship Budweiser brand

•	Combined company to be named Anheuser-Busch InBev in recognition of Anheuser-Busch’s heritage and the importance of its brands

•	InBev to retain key members of the Anheuser-Busch management team across the organization

•	Anheuser-Busch President and CEO August Busch IV and one other current or former director from the Anheuser-Busch Board to join the board of the combined company

Operations
•	All U.S. breweries maintained and minimal job losses

•	Commitment to strong U.S. three-tier wholesaler system

•	Uphold highest standards of quality and taste

•	Continued investment in Anheuser-Busch brands to drive growth

Community
•	Joining of two industry leading corporate citizens brings together the best of both companies’ commitments to people, community and the environment into a global platform
–	Meaningful step forward in InBev’s goal of becoming the best beer company in a better world

–	InBev to combine Anheuser-Busch’s efforts on community causes with its own

–	InBev to participate as active member of all communities in which it operates; expects to maintain support for many community and social programs

Transaction Terms
Merger Agreement
•	US$ 70 per share in cash

•	45% premium over Anheuser-Busch’s 30-day average share price prior to recent market speculation

•	27% premium over Anheuser-Busch’s previous all-time high of $54.97 achieved in October 2002

•	Offer represents 12.4x Anheuser-Busch’s 2008E EBITDA

Conditions
The transaction is subject to the approval of InBev and Anheuser-Busch shareholders, and other customary regulatory approvals.

Financing
Fully financed with $45 billion in new debt, including a $7 billion bridge financing for divestitures of non-core assets from both companies, and a $9.8 billion equity bridge financing with flexibility to determine timing and form of equity financing for up to 6 months after closing
•	Transaction financing led by group of leading global financial institutions including Banco Santander, Bank of Tokyo-Mitsubishi, Barclays Capital, BNP Paribas, Deutsche Bank, Fortis, ING Bank, JP Morgan, Mizuho Corporate Bank and Royal Bank of Scotland

•	Management highly committed to retaining a strong investment grade credit profile

•	Transaction consistent with strict acquisition value creation criteria and will be accretive to normalized EPS by 2010

WHERE TO FIND ADDITIONAL INFORMATION
Information for Employees, Wholesalers and Communities is available at www.globalbeerleader.com or www.inbev.com.

Posted to www.globalbeerleader.com
A COMBINATION OF ANHEUSER-BUSCH AND INBEV:
A STRONGER, MORE COMPETITIVE GLOBAL COMPANY AND A WIN FOR
COMMUNITIES
InBev is combining with Anheuser-Busch because we have tremendous admiration for its brands, employees and businesses. Together, we will create a stronger, more competitive global company which will benefit all stakeholders.
All U.S. Breweries Maintained
This combination is about growth and investment. InBev has tremendous resources at its disposal as the leading global brewer and will invest in Anheuser-Busch in the U.S.
•	InBev will maintain all of Anheuser-Busch’s existing U.S. breweries.

•	InBev does not expect any significant job losses as a result of the combination.

•	InBev expects little or no impact on union jobs.

•	As a result of growing the business, InBev has added 12,000 full-time positions since the merger in 2004 that formed the company.
North American Headquarters and Global Home of Flagship Budweiser Brand to Remain in St. Louis
InBev will make St. Louis the headquarters for the North American region of the combined company and the global home of the flagship Budweiser brand. InBev understands how much Anheuser-Busch means to the U.S. and the St. Louis community. With 40% of the combined company’s business based in the U.S., InBev believes it is only logical to stay in St. Louis and draw on the collective expertise of Anheuser-Busch’s dedicated and experienced employees.
Respect for Anheuser-Busch, Its Heritage and Its Iconic Brands
Both InBev and Anheuser-Busch come from long brewing traditions (in fact, InBev’s dates back to 1366); both companies are dedicated to the highest quality of our products; and both are fully committed to investing in and growing our brands.
The combined company will be named Anheuser-Busch InBev to evoke Anheuser-Busch’s heritage and the strength of its iconic brands. InBev’s primary objective is to expand the Budweiser brand worldwide and will ensure that the quality, identity and taste of Anheuser-Busch’s brands are unchanged.
Commitment to People, Community and the Environment
InBev and Anheuser-Busch will jointly bring together the best of both companies’ commitments to people, community and the environment under one global platform. InBev sees this as a meaningful step forward in its goal of becoming the best beer company in a better world.
InBev recognizes and respects that Anheuser-Busch has been a leader in the industry on several community causes, including important campaigns that promote the responsible

1

consumption of beer. InBev looks forward to combining Anheuser-Busch’s efforts on such a worthy cause with its own.
InBev also has tremendous respect for Anheuser-Busch’s community contributions and embraces this effort and expects to maintain support for its community and social programs.
For more information on InBev’s commitment to being a responsible brewer go to: http://www.InBev.com/go/responsible_brewer.cfm.
[END]

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FORWARD-LOOKING STATEMENTS
Certain statements contained in this report that are not statements of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the future filings of InBev and Anheuser-Busch with the Securities and Exchange Commission (“SEC”), in press releases, and in oral and written statements made by or with the approval of InBev that are not statements of historical fact and constitute forward-looking statements. Examples of forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger between InBev and Anheuser-Busch, including future financial and operating results, synergies, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger; (ii) statements about the timing of the merger between InBev and Anheuser-Busch; (iii) statements of strategic objectives, business prospects, future financial condition, budgets, projected levels of production, projected costs and projected levels of revenues and profits of InBev or Anheuser-Busch or their managements or boards of directors; (iv) statements of future economic performance; and (v) statements of assumptions underlying such statements.
Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and outside of the control of the management of InBev and Anheuser-Busch. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (i) the risk that the businesses of InBev and Anheuser-Busch will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (ii) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (iii) revenues following the merger may be lower than expected; (iv) operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (v) the ability to obtain governmental or regulatory approvals of the merger on the proposed terms and schedule; (vi) the failure of shareholders of InBev or Anheuser-Busch to approve the merger; (vii) local, regional, national and international economic conditions and the impact they may have on InBev and Anheuser-Busch and their customers and InBev’s and Anheuser-Busch’s assessment of that impact; (viii) increasing price and product competition by competitors, including new entrants; (ix) rapid technological developments and changes; (x) InBev’s ability to continue to introduce competitive new products and services on a timely, cost-effective basis; (xi) containing costs and expenses; (xii) governmental and public policy changes; (xiii) protection and validity of intellectual property rights; (xiv) technological, implementation and cost/financial risks in large, multi-year contracts; (xv) the outcome of pending and future litigation and governmental proceedings; (xvi) continued availability of financing; (xvii) financial resources in the amounts, at the times and on the terms required to support future businesses of the combined company; and (xviii) material differences in the actual financial results of merger and acquisition activities compared with expectations of InBev, including the full realization of anticipated cost savings and revenue enhancements. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to InBev or Anheuser-Busch or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. InBev and Anheuser-Busch undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.
IMPORTANT INFORMATION
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Anheuser-Busch by InBev. In connection with the proposed acquisition, InBev and Anheuser-Busch intend to file relevant materials with the SEC, including Anheuser-Busch’s proxy statement on Schedule 14A.
INVESTORS OF ANHEUSER-BUSCH ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANHEUSER-BUSCH’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov, and Anheuser-Busch stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Anheuser-Busch. Such documents are not currently available.

InBev and certain of its directors and executive officers and other persons, and Anheuser-Busch and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Anheuser-Busch common stock in respect of the proposed transaction. Information regarding InBev’s directors and executive officers is available in its Annual Report for the year ended December 31, 2007, available at www.InBev.com/annualreport2007. Information about the directors and executive officers of Anheuser-Busch and their respective interests in Anheuser-Busch by security holdings or otherwise is set forth in its proxy statement relating to the 2008 annual meeting of stockholders, which was filed with the SEC on March 10, 2008. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available.